Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF

EQV Ventures Acquisition Corp.

Pursuant to Section 388

of the General Corporation Law of the State of Delaware (the “DGCL”)

EQV Ventures Acquisition Corp., presently incorporated as a Cayman Islands exempted company, (the “Company”), DOES HEREBY CERTIFY:

1. The Company was first incorporated on April 15, 2024, under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was EQV Ventures Acquisition Corp.

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the DGCL is “Presidio Midco Inc.”

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the Amended and Restated Memorandum and Articles of Association of the Company, said Amended and Restated Memorandum and Articles of Association being the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business, or by applicable non-Delaware law, as appropriate.

6. The corporate domestication of the Company shall be effective upon filing of this Certificate of Corporate Domestication and the Certificate of Incorporation in accordance with Section 388 of the DGCL and with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Corporate Domestication to be executed by its duly authorized officer on this    th day of                 , 2026.

EQV VENTURES ACQUISITION CORP.,
a Cayman Islands exempted company

By:
Tyson Taylor
President and Chief Financial Officer

[Signature Page to Certificate of Corporate Domestication
of EQV Ventures Acquisition Corp.]